UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 ______________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)	September 17, 2012 (September 12, 2012)
NYC MODA, INC.

(Exact name of registrant as specified in its charter)
Nevada	333-175483	EIN 99-0364975
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

547 N Yale Avenue Villa Park IL 60181	60181
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code +1(347)690-0196

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On August 29, 2012, NYC Moda, Inc. (the “Company”) entered into a Stock Purchase Agreement (the “Agreement”) with the individuals listed in Schedule A to the Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K (each individually a “Seller”, and collectively, the “Sellers”), and the individuals listed in Schedule B to the Agreement hereto (each individually a “Purchaser”, and collectively, the “Purchasers”). The closing of the transactions (the “Closing”) contemplated by the Agreement occurred and consummated on September 12, 2012.

Pursuant to the Agreement, the Sellers sold to the Buyers, and the Buyers agree to purchase from the Sellers, 9,050,000 shares of common stock, par value $0.001 per share (the “Common Stock”) of the Company, constituting approximately 87.86% of the issued and outstanding Common Stock, for an aggregate purchase price of $65,000.

The foregoing description of the Agreement does not purport to describe all of the terms and provisions thereof and is qualified in its entirety by reference to the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.01 Changes in Control of Registrant

Prior to the Closing, the Sellers owned 9,050,000, or approximately 87.86%, of the issued and outstanding shares of Common Stock and Ms. Ilona Svinta served as the President, Secretary and Chairman of the Board of Directors of the Company.  In connection with the Closing, Ms. Ilona Svinta resigned from the executive officer positions she held with the Company, effective as of the Closing, and the Company appointed Zhenxing LIU as sole director and officer of the Company.

Upon the Closing, the Buyers collectively owned 87.86% of the issued and outstanding Common Stock.  In addition, as of the Closing, Zhenxing LIU has been appointed as the Director and Chief Executive Officer of the Company effective immediately.

The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of immediately following the Closing on September 12, 2012, by (i) each person known by the Company to be the beneficial owner of 5% or more of the outstanding Common Stock, (ii) each executive officer and director of the Company, and (iii) all of the Company’s executive officers and directors as a group.

Name and Address	Shares of Common Stock (1)	Percent of Class (2)
Zhenxing LIU (3)	8,145,000	79.08%

(1)          Under Rule 13d-3 of the Exchange Act, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares.  Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares).  In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.

(2)          Based on 10,300,000 shares of Common Stock issued and outstanding as of the Closing.

(3)

Ms. Ilona Svinta has submitted her resignation as the director and officer of the Company and Mr. Zhenxing Liu has been appointed as the Company’s sole director and officer effective immediately upon the Closing. Mr. Zhenxing Liu’s address is No. 48, Angu Street, Daoli District, Harbin City, Heilongjiang Province, P.R. China;

The disclosure set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Immediately prior to the Closing, the Company was a shell company (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and, following the Closing, will remain a shell company.  The Company previously reported the disclosures required to be made in its annual report of Form 10-K filed with the SEC on June 29, 2012 and its quarterly report of Form 10-Q filed with the SEC on September 06, 2012.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

The disclosure set forth in Item 5.01 of this Current Report on Form 8-K is incorporated herein by reference.  The written resignation letters of the Sellers are filed as Exhibits 17.1, to this Current Report on Form 8-K and are incorporated herein by reference.

Effective as of September 12, 2012, in connection with the Closing and the resignation of Ms. Ilona Svinta as director and CEO of the Company, Mr. Zhenxing LIU has been appointed as the director and Chief Executive Officer of the Company, to hold such office until his successor is appointed and qualified effective immediately upon Closing.   Mr. Zhenxing Liu, age 43, graduated with bachelor degree in international trade from People’s University of China in 1993. From November 2010 until today, he serves as a manager at Shenyang Ridaxing Investment Advisory Co., Ltd, an investment and advisory firm. From February 2008 to November 2010, he served as a director of human resources at Harbin Hexin Group, a high tech company engaging in packaging, printing, papermaking, sale of grain and oil, rail estate development and logistics. From September 2002 to November 2007, Mr. Liu served as marketing manager at Heilongjiang Huaguan Science and Technology Corporation, an agricultural company engaging in the business of seed, compound fertilizer and corn further processing.

Item 9.01  Financial Statements and Exhibits

(d)           Exhibits

Exhibit No.	Description
10.1

Stock Purchase Agreement, dated as of August 29, 2012 and closed on September 12, 2012, by and among the individuals listed in Schedule A to the Purchase Agreement, NYC Moda Inc, a Nevada corporation (the “Company”), and the individuals listed in Schedule B to the Purchase Agreement *

17.1	Written resignation letter of Ilona Svinta *

*	Filed herewith

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NYC MODA, INC.

Date: September 17, 2012	By:	/s/ Zhenxing LIU
Name: Zhenxing LIU
Title: Chief Executive Officer